Exhibit 99.1

China Digital Communication Group Obtains US$6 Million Secured Credit Facility

LOS ANGELES, CA and SHENZHEN, CHINA--(MARKET WIRE)--Mar 13, 2006 -- China Digital Communication Group (OTC BB:CHID.OB - News), one of the fastest growing battery components manufacturers in China, announced today that it has obtained a US$6 million bank line of credit from United Private Equity Ltd., a venture capital firm. The credit facility is for a term of three years and will be used exclusively for merger and acquisition activities of businesses in the 3G communications industry. The credit facility will bear interest at a rate of 7.7% that will be paid annually beginning on December 20, 2006. The credit facility will be secured by US$9 Million of stock of certain of the Company’s major shareholders.

Changchun Zheng, China Digital’s Chairman and Chief Executive Officer, stated, “This loan is an important catalyst to the Company’s acquisition expansion plans. With this financing, we intend to expand our market share by acquiring businesses that have been identified as having significant growth potential.”

3G Communications refers to “Third Generation Communications Devices,” the next technological evolution in mobile telephone and consumer electronics technology. 3G technology, in addition to voice transmission, allows for data transmission, e-mail, and instant messaging.

About China Digital Communication Group

China Digital Communication Group, through its wholly owned subsidiary, Shenzhen E’Jenie Science and Technology Co., Ltd. (“E’Jenie”), is one of China’s leading manufacturers and developers of advanced telecommunications equipment. E’Jenie sells advanced high-quality lithium ion battery shell and cap products to all major lithium ion battery cell manufacturers in China. E’Jenie’s products are used to power mobile phones, MP3 players, laptops, digital cameras, PDAs, camera recorders and other consumer electronic digital devices. China Digital is continuing its expansion across East Asia, while also seeking distribution partners and acquisitions in new global markets including the United States. For more information, visit http://www.chinadigitalgroup.com.

Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products, and other risk factors detailed in the company’s most recent annual report and other filings with the Securities and Exchange Commission.

Contact:
For further information, contact:

At the Company:China
Digital Communication Group
Roy Teng
310-461-1322
E-mail:  Email Contact
http://www.chinadigitalgroup.com

Investor Relations:
OTC Financial Network
Peter Clark
781-444-6100, x629
Email Contact
http://www.otcfn.com/chid